Exhibit 99.1
Enterprise Reports Results for Second Quarter 2020

Houston, Texas (Wednesday, July 29, 2020) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months ended June 30, 2020.

Second Quarter Highlights
	Three Months Ended June 30,
($ in millions, except per unit amounts)	2020	2019
Operating income	$1,437	$1,560
Net income attributable to limited partners (1)	$1,035	$1,215
Fully diluted earnings per unit (1)	$0.47	$0.55
CFFO (2)	$1,182	$2,023
Total gross operating margin (3)	$1,998	$2,081
Adjusted EBITDA (3)	$1,961	$2,089
FCF (3)	$305	$947
DCF (3)	$1,577	$1,722

(1)
Net income and fully diluted earnings per unit for the second quarters of 2020 and 2019 include non-cash asset impairment and related charges of approximately $12 million, or $0.01 per unit, and $7 million or less than $0.01 per unit, respectively.  For the six months ended June 30, 2020 and 2019, net income and fully diluted earnings per unit include $13 million, or $0.01 per unit and $12 million, or $0.01 per unit, respectively, of non-cash asset impairment and related charges.

(2)
Net cash flow provided by operating activities, or cash flow from operations (“CFFO”), reflects the timing of cash receipts and payments related to operations along with other changes in working capital accounts. The net effect of changes in operating accounts, which are a component of CFFO, was a net decrease in CFFO of $431 million in the second quarter of 2020 compared to a net increase in CFFO of $228 million in the second quarter of 2019.

(3)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), free cash flow (“FCF”) and distributable cash flow (“DCF”) are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•
Gross operating margin, operating income and net income attributable to limited partners for the second quarter of 2020 included $62 million of non-cash, mark-to-market gains on financial instruments used in our hedging activities, compared to $13 million of non-cash, mark-to-market losses for the second quarter of 2019.

•
Enterprise increased its cash distribution with respect to the second quarter of 2020 by 1.1 percent to $0.445 per unit compared to the cash distribution paid with respect to the second quarter of 2019. The cash distribution will be paid on August 12, 2020 to unitholders of record as of the close of business on July 31, 2020.

•
Enterprise reported DCF of $1.6 billion for the second quarter of 2020, which provided 1.6 times coverage of the $0.445 per unit cash distribution and resulted in $597 million of retained DCF.  DCF of $3.1 billion for the first six months of 2020 also provided 1.6 times coverage of the aggregate $0.89 per unit cash distribution and resulted in $1.2 billion of retained DCF for such period.

•
CFFO was $1.2 billion for the second quarter of 2020, or a decrease of $842 million compared to the second quarter of 2019.  The net effect of changes in operating accounts, primarily used for marketing activities, is responsible for $659 million of this decrease in CFFO between the two periods.  FCF for the second quarter of 2020 and twelve months ending June 30, 2020 was $305 million and $2.7 billion, respectively.

•
Capital investments were $910 million in the second quarter of 2020 and $2.0 billion for the first six months of 2020. Included in these investments were sustaining capital expenditures of $74 million in the second quarter of 2020 and $143 million in the first six months of 2020.

Second Quarter Volume Highlights
	Three Months Ended June 30,
	2020	2019
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	6.2	6.6
Marine terminal volumes (million BPD)	1.7	2.0
Natural gas pipeline volumes (TBtus/d)	13.0	14.3
NGL fractionation volumes (million BPD)	1.2	1.0
Propylene plant production volumes (MBPD)	72	104
Fee-based natural gas processing volumes (Bcf/d)	4.1	4.7
Equity NGL production volumes (MBPD)	188	144
As used in this press release, “NGL” means natural gas liquids, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day, and “TBtus/d” means trillion British thermal units per day.

“Our results for the second quarter of 2020 highlight the diversification of Enterprise’s integrated midstream system, the quality of our customers, cost savings, and the responsiveness of our employees to one of the most challenging quarters in the history of the U.S. energy industry,” said A.J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner.  “Our fee-based businesses, storage assets, marketing business and cost control enabled us to generate $1.6 billion in distributable cash flow and provide 1.6 times coverage of our cash distribution to partners.  Volumetric highlights for the second quarter include total pipeline volumes of 9.6 million BPD, on a barrel equivalent basis; record NGL fractionation volumes of 1.2 million BPD; and NGL marine terminal export volumes of 701 MBPD.  As prices for certain NGLs, crude oil and refined products fell precipitously during the second quarter due to collapsing demand for refined products as a result of the pandemic, our storage services provided valuable flexibility for our customers.  During the quarter, we were also able to benefit by using uncontracted storage capacity to capture contango opportunities in NGLs, crude oil and refined products and will continue to see this benefit for the remainder of 2020.  Just as we have during previous commodity price cycles in 2008/2009 and 2015/2016, the performance of our durable fee-based businesses and our storage and marketing activities provided a natural hedge that enabled us to largely offset the weakness in our natural gas gathering, processing and petrochemical businesses during the second quarter of 2020.”

“During the second quarter of 2020, refining industry utilization rates bottomed in April at approximately 68 percent, which negatively impacted our propylene fractionation and octane enhancement businesses due to lower feedstock availability and a decrease in international demand, respectively.  Currently, the refining industry has recovered to near 80 percent operating rates, which is supporting a recovery in our propylene fractionation and octane enhancement activities as we begin the third quarter of 2020.  With respect to crude oil and natural gas, we are continuing to see production increasing from the lows experienced in May,” stated Teague.

“To provide some perspective on the continuing recovery in our volumes, based on average field operating data thus far in July, we have seen total gross natural gas processing inlet volumes and NGL production from the plants we operate recover to 88 percent and 98 percent, respectively, of March 2020 activity levels.  Aggregate gross volumes at Enterprise-operated NGL fractionators for July are averaging 107 percent of March levels, which includes the benefit of our tenth fractionator in the Mont Belvieu area that began service in March 2020.  Total gross volumes for Enterprise-operated NGL pipelines in July are averaging 104 percent of March levels.  Aggregate gross volumes for Enterprise-operated crude oil pipelines in July are averaging approximately 80 percent of March levels.  Total gross volume from our Mont Belvieu propylene fractionation plants for July is averaging 107 percent of March production levels,” said Teague.

“Looking ahead to the third quarter of 2020, two major assets are scheduled to begin initial service:  our eleventh NGL fractionator in the Mont Belvieu-area and the Midland-to-ECHO segment of the Wink to Webster joint venture crude oil pipeline.  Our discussions with industry participants regarding potential joint ventures associated with certain of our growth capital projects continue, but have been slowed due to the impacts of COVID-19.”

“While we are encouraged by efforts to reopen the global economy, the pace and the scope of the reopening is uncertain at this time and may extend well into 2021.  In addition, the energy industry is going through a period of significant financial restructuring that has been accelerated by the impacts of the pandemic.  With our integrated system and business diversification, we believe Enterprise is well positioned to navigate this period.  We continue to focus on maintaining a strong balance sheet, financial flexibility and ample liquidity while providing a reliable income stream to our investors,” concluded Teague.

Review of Second Quarter 2020 Results

Enterprise reported total gross operating margin of $2.0 billion for the second quarter of 2020 compared to $2.1 billion for the second quarter of 2019.  Below is a review of each business segment’s performance for the second quarter of 2020.

NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment was $1.0 billion for the second quarter of 2020 and 2019, respectively.  Gross operating margin for the second quarter of 2020 included a gain of $36 million from non-cash, mark-to-market hedging activities.

Enterprise’s natural gas processing and related NGL marketing business reported gross operating margin of $199 million for the second quarter of 2020 compared to gross operating margin of $249 million for the second quarter of 2019.  The partnership’s natural gas processing plants, which were impacted by producer shut-ins and lower NGL prices, reported a $72 million decrease in gross operating margin.  Lower processing margins from the partnership’s natural gas processing facilities accounted for $66 million of the decrease in gross operating margin, including a $29 million loss related to hedging activities.  Lower composite NGL prices impacted processing margins, which declined 34 percent for the second quarter of 2020 compared to the second quarter of last year.  Fee-based processing volumes and equity NGL production volumes at our Permian Basin plants increased 243 MMcf/d and 21 MBPD, respectively, primarily due to additional processing capacity at our Orla processing facility added in July 2019, and the start-up of our Mentone natural gas processing plant in December 2019.  Total fee-based processing volumes were 4.1 Bcf/d in the second quarter of 2020 compared to 4.7 Bcf/d in the second quarter of 2019.  The partnership’s equity NGL production increased to 188 MBPD in the second quarter of 2020 compared to 144 MBPD for the same quarter of 2019.

Gross operating margin from NGL marketing activities increased $23 million, primarily due to higher sales volumes, which more than offset lower average sales margins.  Although the pandemic has negatively impacted demand for many products, our LPG exports have remained resilient. Also contributing to the higher gross operating margin for the second quarter of 2020 was a $32 million increase in net gains from non-cash, mark-to-market hedging activities.

Gross operating margin from the partnership’s NGL pipelines and storage business increased $17 million to $606 million for the second quarter of 2020 compared to $589 million for the second quarter of 2019.  NGL pipeline transportation volumes were 3.5 million BPD in the second quarter of 2020 compared to 3.6 million BPD for the same quarter last year.  NGL marine terminal volumes increased 12 percent to 701 MBPD in the second quarter of 2020 compared to the same quarter of 2019.

Gross operating margin from Enterprise Hydrocarbons Terminal (“EHT”) and the related Channel pipeline for the second quarter of 2020 increased $19 million to $110 million compared to the second quarter of 2019, primarily due to a 99 MBPD increase in export volumes.  The partnership completed an expansion of the liquefied petroleum gas (“LPG”) loading facilities at EHT in the third quarter of 2019.  Gross operating margin from the Aegis ethane pipeline for the second quarter of 2020 increased $9 million compared to the second quarter of last year.  Aegis transportation volumes for the second quarter of 2020 increased 168 MBPD primarily from a ramp up in contracted volumes.

Gross operating margin from our NGL pipelines serving the Permian Basin and Rocky Mountain producers, which includes, among others, the Mid-America Pipeline, Seminole, Shin Oak and Chaparral NGL pipelines, increased an aggregate $5 million for the second quarter of 2020 compared to the second quarter of 2019, primarily due to higher average fees and lower operating costs, partially offset by lower transportation volumes of 166 MBPD.

The South Texas NGL Pipeline System had a $7 million decrease in gross operating margin for the second quarter of 2020 versus the second quarter of 2019, primarily due to lower revenues and higher operating expenses.

Enterprise’s NGL fractionation business reported a 26 percent increase in gross operating margin to a record $163 million for the second quarter of 2020 compared to $129 million for the second quarter of 2019.  The Mont Belvieu NGL fractionators reported a $28 million increase in gross operating margin for the second quarter of 2020 compared to the second quarter of last year, primarily due to a 166 MBPD increase in fractionation volumes.   The partnership’s tenth fractionator in the Mont Belvieu-area began operations in March 2020.  Gross operating margin from Enterprise’s South Texas NGL fractionators increased $5.1 million quarter-to-quarter primarily due to lower operating costs at our Shoup fractionator, which underwent major maintenance activities during the second quarter of 2019.  Total NGL fractionation volumes increased 15 percent to a record 1.2 million BPD in the second quarter of 2020 compared to the same quarter of last year.

Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment increased 24 percent, or $121 million to $634 million for the second quarter of 2020 compared to the second quarter of 2019.  Gross operating margin for the second quarter of 2020 included $8 million of non-cash, mark-to-market gains related to hedging activities compared to $15 million of non-cash, mark-to-market losses for the same quarter of last year.  Total crude oil pipeline transportation volumes were 1.9 million BPD for the second quarter of 2020 compared to 2.4 million BPD for the second quarter of 2019.  Total crude oil marine terminal volumes were 726 MBPD for the second quarter of 2020 compared to 985 MBPD for the second quarter of 2019.

Gross operating margin from crude oil marketing activities for the second quarter of 2020 increased $219 million to $184 million compared to the second quarter of last year.  This performance was primarily attributable to higher margins from using uncontracted storage capacity for contango opportunities and regional price spreads.  This business also benefitted from a $37 million improvement in non-cash, mark-to-market hedging activities.

Gross operating margin from the Midland-to-ECHO 1 pipeline and related business activities for the second quarter of 2020 decreased $71 million, primarily due to lower earnings from marketing activities, lower transportation revenues and a $14 million decrease in non-cash, mark-to-market gains from hedging activities compared to the same quarter in 2019.  The Midland-to-ECHO 2 Pipeline had an $11 million increase in gross operating margin for the second quarter of 2020 compared to the second quarter of 2019, primarily due to an $18 million decrease in operating costs, which was partially offset by lower transportation volumes.  The partnership’s equity investment in the Eagle Ford Crude Oil Pipeline recorded a $12 million decrease in gross operating margin for the second quarter of 2020 compared to the same quarter in 2019, primarily due to lower transportation volumes.

Enterprise’s share of gross operating margin associated with Seaway Pipeline decreased $11 million for the second quarter of 2020 compared to the same quarter of 2019, primarily due to lower average transportation volumes and fees, which accounted for a combined decrease of $27 million, partially offset by a $12 million decrease in operating costs.

Natural Gas Pipelines & Services – Enterprise’s Natural Gas Pipelines & Services segment reported gross operating margin of $209 million for the second quarter of 2020 compared to $302 million for the second quarter of 2019.  Total natural gas transportation volumes were 13.0 TBtus/d for the second quarter of 2020 compared to 14.3 TBtus/d for the second quarter of last year.

Gross operating margin from the partnership’s Texas Intrastate System decreased $35 million, primarily due to lower capacity reservation fees.   Natural gas pipeline volumes for this system were 4.1 TBtus/d in the second quarter of 2020 compared to 4.7 TBtus/d in the second quarter of 2019.

Gross operating margin from the Acadian Gas System decreased $24 million this quarter compared to the second quarter of 2019, primarily due to lower capacity reservation fees on the Haynesville Extension Pipeline, which accounted for $12 million of the decrease.  Additionally, the second quarter of 2019 included an $11 million benefit associated with a legal settlement.  Transportation volumes on the Acadian Gas System for the second quarter of 2020 decreased 163 BBtus/d to 2.7 TBtus/d.

Gross operating margin from Enterprise’s natural gas marketing business decreased $36 million, primarily due to lower average sales margins from regional natural gas price spreads across Texas.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $192 million for the second quarter of 2020 compared to $305 million for the second quarter of 2019.  Total segment pipeline transportation volumes were 786 MBPD this quarter compared to 672 MBPD for the same quarter of last year.

Gross operating margin from the partnership’s propylene business decreased $73 million this quarter compared to the second quarter of 2019, primarily due to lower average sales margins, which accounted for a $52 million decrease, and lower propylene and associated by-product sales volumes, which accounted for an additional $20 million decrease. Propylene production volumes for the second quarter of 2020 decreased 31 MBPD compared to the second quarter of 2019.  Our propane dehydrogenation facility (“PDH 1”) experienced 46 days of unplanned downtime in the second quarter of 2020, primarily for major maintenance activities.  This work was completed and PDH 1 returned to service in mid-July.

The partnership’s octane enhancement business and related operations had a $16 million decrease in gross operating margin this quarter compared to the same quarter in 2019, primarily due to the impact of lower international demand for motor gasoline as a result of shelter-in-place mandates associated with the pandemic, which resulted in lower sales volumes.

Gross operating margin from butane isomerization and related operations decreased $11 million due to lower average sales prices and a 41 MBPD decrease in production volumes in the second quarter of 2020 compared to the second quarter of 2019.

Gross operating margin from refined products pipelines and related activities decreased $19 million, primarily due to a 55 MBPD decrease in interstate refined products transportation volumes and higher operating expenses.  Total refined products transportation system volumes on our TE Products Pipeline System increased 82 MBPD due to higher petrochemical volumes transported in southeast Texas.

Capitalization

Total debt principal outstanding at June 30, 2020 was $29.9 billion, including $2.6 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At June 30, 2020, Enterprise had consolidated liquidity of approximately $7.3 billion, which was comprised of $6.0 billion of available borrowing capacity under our revolving credit facilities, including a 364-day revolving credit agreement completed in April 2020, and $1.3 billion of unrestricted cash on hand.

Total capital spending in the second quarter of 2020 was $910 million, which includes $74 million of sustaining capital expenditures.  For the first six months of 2020, Enterprise’s capital spending was $2.0 billion, including $143 million of sustaining capital expenditures.  For 2020, we currently expect to invest approximately $2.5 billion to $3.0 billion for growth capital projects and approximately $300 million for sustaining capital expenditures.  For 2021 and 2022, we  expect growth capital investments will be reduced from previous guidance to  approximately $2.3 billion and $1.0 billion, respectively.  As mentioned last quarter, these estimates do not include capital investments associated with our proposed deep water offshore crude oil terminal (“SPOT”), which remains subject to governmental approvals.  We do not expect to receive this approval in 2020.

Conference Call to Discuss Second Quarter 2020 Earnings

Today, Enterprise will host a conference call to discuss second quarter 2020 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, FCF, DCF and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and export and import terminals; crude oil  gathering, transportation, storage and export and import terminals; petrochemical and refined products transportation, storage, export and import terminals and related services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 50,000 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

This press release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, direct and indirect effects of the COVID-19 pandemic, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2020	2019	2020	2019	2020
Revenues	$5,751.0	$8,276.3	$13,233.5	$16,819.8	$29,202.9
Costs and expenses:
Operating costs and expenses	4,370.4	6,800.9	10,430.7	13,820.6	23,671.9
General and administrative costs	57.0	52.5	112.5	104.7	219.5
Total costs and expenses	4,427.4	6,853.4	10,543.2	13,925.3	23,891.4
Equity in income of unconsolidated affiliates	113.3	137.4	254.1	292.0	525.1
Operating income	1,436.9	1,560.3	2,944.4	3,186.5	5,836.6
Other income (expense):
Interest expense	(320.2)	(290.1)	(637.7)	(567.3)	(1,313.4)
Other, net	3.8	(24.0)	9.6	(80.3)	(13.1)
Total other expense	(316.4)	(314.1)	(628.1)	(647.6)	(1,326.5)
Income before income taxes	1,120.5	1,246.2	2,316.3	2,538.9	4,510.1
Benefit from (provision for) income taxes	(59.7)	(9.7)	119.5	(22.0)	95.9
Net income	1,060.8	1,236.5	2,435.8	2,516.9	4,606.0
Net income attributable to noncontrolling interests	(26.1)	(21.8)	(51.0)	(41.7)	(105.1)
Net income attributable to limited partners	$1,034.7	$1,214.7	$2,384.8	$2,475.2	$4,500.9
Per unit data (fully diluted):
Earnings per unit	$0.47	$0.55	$1.08	$1.12	$2.04
Average limited partner units outstanding (in millions)	2,201.9	2,202.6	2,203.0	2,201.1	2,202.6

Supplemental financial data:
Net cash flow provided by operating activities	$1,181.6	$2,023.3	$3,193.8	$3,183.7	$6,530.6
Cash flows used in investing activities	$858.8	$1,112.0	$1,930.5	$2,286.5	$4,219.5
Cash flows used in financing activities	$1,001.8	$911.5	$236.7	$1,200.0	$981.8
Total debt principal outstanding at end of period	$29,896.4	$27,121.4	$29,896.4	$27,121.4	$29,896.4

Non-GAAP Distributable Cash Flow (1)	$1,577.3	$1,722.4	$3,130.9	$3,350.8	$6,404.0
Non-GAAP Adjusted EBITDA (2)	$1,961.2	$2,089.0	$3,939.9	$4,074.8	$7,982.4
Non-GAAP Free Cash Flow (3)	$305.4	$947.2	$1,221.2	$949.9	$2,742.9
Gross operating margin by segment:
NGL Pipelines & Services	$968.1	$966.3	$2,010.1	$1,925.5	$4,154.4
Crude Oil Pipelines & Services	634.4	513.2	1,087.3	1,175.5	1,999.6
Natural Gas Pipelines & Services	208.9	301.8	492.7	566.1	989.2
Petrochemical & Refined Products Services	191.5	304.9	470.0	547.5	992.1
Total segment gross operating margin (4)	2,002.9	2,086.2	4,060.1	4,214.6	8,135.3
Net adjustment for shipper make-up rights (5)	(4.5)	(5.7)	(14.2)	(0.4)	(37.9)
Non-GAAP total gross operating margin (6)	$1,998.4	$2,080.5	$4,045.9	$4,214.2	$8,097.4

(1)       See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(2)       See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(3)       See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(4)       Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(5)       Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.
(6)       See Exhibit G for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2020	2019	2020	2019	2020
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,482	3,587	3,622	3,523	3,666
NGL marine terminal volumes (MBPD)	701	625	721	584	694
NGL fractionation volumes (MBPD)	1,154	1,000	1,186	984	1,136
Equity NGL production volumes (MBPD) (2)	188	144	164	150	151
Fee-based natural gas processing volumes (MMcf/d) (3,4)	4,136	4,705	4,398	4,733	4,572
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	1,890	2,378	2,141	2,310	2,220
Crude oil marine terminal volumes (MBPD)	726	985	854	935	908
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (5)	12,975	14,349	13,419	14,274	13,777
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	72	104	85	97	91
Butane isomerization volumes (MBPD)	68	109	86	110	98
Standalone DIB processing volumes (MBPD)	130	96	118	94	111
Octane enhancement and related plant sales volumes (MBPD) (6)	32	39	33	31	37
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	786	672	748	740	749
Refined products and petrochemicals marine terminal volumes (MBPD)	250	396	261	367	266
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	6,158	6,637	6,511	6,573	6,635
Natural gas pipeline transportation volumes (BBtus/d)	12,975	14,349	13,419	14,274	13,777
Equivalent pipeline transportation volumes (MBPD) (7)	9,572	10,413	10,042	10,329	10,261
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,677	2,006	1,836	1,886	1,868

(1)    Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)    Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)    Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)    Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d. For the third and fourth quarters of 2019, fee-based natural gas processing volumes measured in this manner were 4,724 MMcf/d and 4,763 MMcf/d, respectively, and averaged 4,738 MMcf/d for 2019.
(5)    “BBtus/d” means billion British thermal units per day.
(6)    Reflects aggregate sales volumes for our octane additive and iBDH facilities located at our Mont Belvieu complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.
(7)    Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu (1)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/pound (3)	$/pound (3)
2019 by quarter:
First Quarter	$3.15	$0.30	$0.67	$0.82	$0.85	$1.16	$0.38	$0.24
Second Quarter	$2.64	$0.21	$0.55	$0.63	$0.65	$1.21	$0.37	$0.24
Third Quarter	$2.23	$0.17	$0.44	$0.51	$0.66	$1.06	$0.38	$0.23
Fourth Quarter	$2.50	$0.19	$0.50	$0.68	$0.82	$1.20	$0.35	$0.21
2019 Averages	$2.63	$0.22	$0.54	$0.66	$0.75	$1.16	$0.37	$0.23

2020 by quarter:
First Quarter	$1.95	$0.14	$0.37	$0.57	$0.63	$0.93	$0.31	$0.18
Second Quarter	$1.71	$0.19	$0.41	$0.43	$0.44	$0.41	$0.26	$0.11
2020 Averages	$1.83	$0.17	$0.39	$0.50	$0.54	$0.67	$0.29	$0.15

(1) Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2) NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3) Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Chemical, a division of IHS Inc. (“IHS Chemical”). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS Chemical.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel (1)	$/barrel (2)	$/barrel (2)	$/barrel (3)
2019 by quarter:
First Quarter	$54.90	$53.70	$61.19	$62.35
Second Quarter	$59.81	$57.62	$66.47	$67.07
Third Quarter	$56.45	$56.12	$59.75	$60.64
Fourth Quarter	$56.96	$57.80	$60.04	$60.76
2019 Averages	$57.03	$56.31	$61.86	$62.71

2020 by quarter:
First Quarter	$46.17	$45.51	$47.81	$48.15
Second Quarter	$27.85	$28.22	$29.68	$30.12
2020 Averages	$37.01	$36.87	$38.75	$39.14

(1) West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2) Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3) Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.31 per gallon during the second quarter of 2020 versus $0.47 per gallon for the second quarter of 2019.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  A change in our consolidated marketing revenues due to lower energy commodity sales prices may not result in a similar change in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also change due to comparable decreases in the purchase prices of the underlying energy commodities.

Enterprise Products Partners L.P.		Exhibit D
Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Free Cash Flow (“FCF”)
Net cash flow provided by operating activities (GAAP)	$1,181.6	$2,023.3	$3,193.8	$3,183.7
Adjustments to reconcile net cash flow provided by operating activities to FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(858.8)	(1,112.0)	(1,930.5)	(2,286.5)
Cash contributions from noncontrolling interests	14.5	64.8	19.7	99.6
Cash distributions paid to noncontrolling interests	(31.9)	(28.9)	(61.8)	(46.9)
FCF (non-GAAP)	$305.4	$947.2	$1,221.2	$949.9

	For the Twelve Months Ended June 30,
	2020	2019
Net cash flow provided by operating activities (GAAP)	$6,530.6	$6,612.2
Adjustments to reconcile net cash flow provided by operating activities to FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(4,219.5)	(4,478.5)
Cash contributions from noncontrolling interests	552.9	130.8
Cash distributions paid to noncontrolling interests	(121.1)	(100.2)
FCF (non-GAAP)	$2,742.9	$2,164.3

FCF is a measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF appropriately reflects the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.			Exhibit E
Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2020	2019	2020	2019	2020
Distributable Cash Flow (“DCF”)
Net income attributable to limited partners (GAAP)	$1,034.7	$1,214.7	$2,384.8	$2,475.2	$4,500.9
Adjustments to net income attributable to limited partners to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses	522.7	488.6	1,031.7	963.1	2,017.9
Cash distributions received from unconsolidated affiliates	178.4	171.0	315.6	314.5	632.4
Equity in income of unconsolidated affiliates	(113.3)	(137.4)	(254.1)	(292.0)	(525.1)
Asset impairment and related charges	11.8	7.0	13.4	11.8	134.4
Change in fair market value of derivative instruments	(61.9)	12.5	(91.4)	(83.8)	19.6
Change in fair value of Liquidity Option Agreement	–	26.6	2.3	84.4	37.5
Deferred income tax expense (benefit)	53.4	2.4	(130.7)	4.2	(114.9)
Sustaining capital expenditures (1)	(74.0)	(80.1)	(142.9)	(141.7)	(326.4)
Other, net	22.0	2.7	31.4	(1.0)	52.4
Subtotal DCF, before proceeds from asset sales and monetization of interest rate derivative instruments accounted for as cash flow hedges	1,573.8	1,708.0	3,160.1	3,334.7	6,428.7
Proceeds from asset sales	3.5	14.4	4.1	16.1	8.6
Monetization of interest rate derivative instruments accounted for as cash flow hedges	–	–	(33.3)	–	(33.3)
DCF (non-GAAP)	1,577.3	1,722.4	3,130.9	3,350.8	6,404.0
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	(430.7)	227.8	(89.0)	(332.0)	(214.4)
Sustaining capital expenditures	74.0	80.1	142.9	141.7	326.4
Other, net	(39.0)	(7.0)	9.0	23.2	14.6
Net cash flow provided by operating activities (GAAP)	$1,181.6	$2,023.3	$3,193.8	$3,183.7	$6,530.6

(1)      Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

DCF is an important non-GAAP liquidity measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.

Enterprise Products Partners L.P.					Exhibit F
Adjusted EBITDA - UNAUDITED
($ in millions)					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019	2020
Net income (GAAP)	$1,060.8	$1,236.5	$2,435.8	$2,516.9	$4,606.0
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses	507.1	475.1	1,001.6	936.2	1,959.7
Interest expense, including related amortization	320.2	290.1	637.7	567.3	1,313.4
Cash distributions received from unconsolidated affiliates	178.4	171.0	315.6	314.5	632.4
Equity in income of unconsolidated affiliates	(113.3)	(137.4)	(254.1)	(292.0)	(525.1)
Asset impairment and related charges	11.8	7.0	13.4	11.8	134.4
Provision for (benefit from) income taxes	59.7	9.7	(119.5)	22.0	(95.9)
Change in fair market value of commodity derivative instruments	(61.9)	12.5	(91.4)	(83.8)	(75.3)
Change in fair value of Liquidity Option Agreement	–	26.6	2.3	84.4	37.5
Other, net	(1.6)	(2.1)	(1.5)	(2.5)	(4.7)
Adjusted EBITDA (non-GAAP)	1,961.2	2,089.0	3,939.9	4,074.8	7,982.4
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(320.2)	(290.1)	(637.7)	(567.3)	(1,313.4)
Deferred income tax expense (benefit)	53.4	2.4	(130.7)	4.2	(114.9)
Net effect of changes in operating accounts, as applicable	(430.7)	227.8	(89.0)	(332.0)	(214.4)
Other, net	(82.1)	(5.8)	111.3	4.0	190.9
Net cash flow provided by operating activities (GAAP)	$1,181.6	$2,023.3	$3,193.8	$3,183.7	$6,530.6

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.					Exhibit G
Gross Operating Margin – UNAUDITED
($ in millions)					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019	2020
Total gross operating margin (non-GAAP)	$1,998.4	$2,080.5	$4,045.9	$4,214.2	$8,097.4
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses	(494.3)	(462.8)	(977.1)	(913.7)	(1,911.7)
Asset impairment and related charges in operating costs and expenses	(11.8)	(7.0)	(13.4)	(11.8)	(134.3)
Net gains attributable to asset sales in operating costs and expenses	1.6	2.1	1.5	2.5	4.7
General and administrative costs	(57.0)	(52.5)	(112.5)	(104.7)	(219.5)
Total operating income (GAAP)	$1,436.9	$1,560.3	$2,944.4	$3,186.5	$5,836.6

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses, (ii) impairment charges, (iii) gains and losses attributable to asset sales, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (5) to Exhibit A of this press release.

Enterprise Products Partners L.P.					Exhibit H
Capital Investments – UNAUDITED
($ in millions)					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019	2020
Capital investments:
Capital expenditures	$896.4	$1,111.9	$1,975.9	$2,260.8	$4,246.8
Investments in unconsolidated affiliates	4.0	30.8	7.3	59.9	59.0
Other investing activities	9.6	2.6	12.5	5.3	23.3
Total capital investments	$910.0	$1,145.3	$1,995.7	$2,326.0	$4,329.1